Exhibit 99.1
Oasis Midstream Partners LP Announces Year Ended December 31, 2018 Earnings

Houston, Texas — February 26, 2019 — Oasis Midstream Partners LP (NYSE: OMP) (the “Partnership” or “OMP”) today announced financial results for the quarter and year ended December 31, 2018 and updated its 2019 outlook.

Recent Highlights:

•
Declared the quarterly cash distribution for the fourth quarter of 2018 of $0.45 per unit, an approximate 5% increase from the cash distribution declared for the third quarter of 2018 and in line with the Partnership’s 20% annualized distribution growth target.

•
Net income was $146.4 million and net cash provided by operating activities was $205.0 million for the year ended December 31, 2018. Net income was $38.6 million and net cash provided by operating activities was $48.1 million for the quarter ended December 31, 2018.

•
Adjusted EBITDA was $48.6 million and net Adjusted EBITDA attributable to the Partnership was $22.1 million for the quarter ended December 31, 2018. Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

•
Distributable Cash Flow (“DCF”) was $18.5 million for the quarter ended December 31, 2018, resulting in fourth quarter DCF coverage of 1.21x. Pro forma for OMP’s acquisition of additional ownership interests in Bobcat DevCo LLC (“Bobcat DevCo”) and Beartooth DevCo LLC (“Beartooth DevCo”), including a full quarter of cash interest on new debt associated with the dropdown acquisition, DCF coverage approximated 1.43x for the fourth quarter. DCF is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

•
Successfully commenced operations at OMP’s new 200 MMscfpd natural gas processing plant in Wild Basin (“Gas Plant II”) in early December, and began servicing third party natural gas volumes during the fourth quarter of 2018.

•
Completed the acquisition from Oasis Petroleum of an additional 15% ownership interest in Bobcat DevCo and an additional 30% ownership interest in Beartooth DevCo for total consideration of approximately $251.4 million, consisting of $172.4 million in cash and $79.0 million in common units.

•
During the year ended 2018, OMP successfully signed multiple third party agreements across all three development companies and has commenced services pursuant to these arrangements to provide its full suite of midstream services for third party volumes.

•
Increased water volumes in Beartooth DevCo to 151.1 thousand barrels of water per day (“Mbwpd”), a 53% increase compared to the fourth quarter of 2017. Approximately two-thirds of the increase was related to Oasis Petroleum’s produced water growth and approximately one-third was associated with increased freshwater volumes, which was largely driven by third party sales.

“Fourth quarter results mark a strong end to an impressive year at Oasis Midstream Partners,” said Taylor Reid, Chief Executive Officer of OMP. “During the quarter, we successfully started our new 200 MMscfpd gas plant and executed additional third-party deals in Wild Basin. Fourth quarter pro forma coverage of 1.43x exceeded our expectations. Additionally, OMP successfully completed its first drop as a public company, improving our scale, liquidity, and financial outlook. As we look to 2019, our sponsor’s Wild Basin centered program insulates OMP’s financial profile, and we are in a position to deliver our EBITDA, growth, and coverage outlook despite the decline in commodity prices. OMP exceeded expectations in 2018, and we look forward to executing our business and continuing to increase the value of our partners’ investment in 2019 and beyond.”

Gas Plant II Update:
OMP finished construction on Gas Plant II and began processing volumes in early December. With 320 MMscfpd of natural gas processing capacity, OMP is the second largest natural gas processor in the Williston Basin. Utilization of Gas Plant II approximated 60% through the first three weeks of February. OMP expects to run at 60% utilization in the beginning of 2019, and with additional third party deals, utilization is now expected to increase to above 90% by year end 2019 (vs. over 80% at the November 2018 update). Third party volumes are expected to account for approximately 30% to 40% of Gas Plant II’s throughput by the fourth quarter of 2019.

2019 Capital Spending and Outlook:
On February 22, 2019, OMP entered into a capital expenditures arrangement (the “Capital Expenditures Arrangement”) with Oasis Petroleum. Pursuant to this arrangement, in exchange for increasing its percentage ownership interest in Bobcat DevCo, OMP will cover up to $80 million of the capital contributions that Oasis Petroleum would otherwise be required to contribute to Bobcat DevCo during the 2019 calendar year. The arrangement provides an opportunity for OMP to increase its scale in an accretive manner while lowering the capital requirements of its sponsor. Based on current market values, OMP’s ownership interest in Bobcat DevCo is expected to increase from 25% as of December 31, 2018 to between approximately 34% and 36% by year end 2019. Increasing ownership in Bobcat DevCo is expected to drive EBITDA and coverage higher throughout 2019. Capital expenditures guidance and highlights for 2019 provided below includes the Capital Expenditures Arrangement for all of 2019.
The terms of the Capital Expenditures Arrangement were approved by the Board of Directors of OMP GP LLC (the “General Partner”) following a unanimous recommendation for approval from the conflicts committee of the Board of Directors of the General Partner, which consists entirely of independent directors. The conflicts committee was advised by Baird on financial matters and Richards, Layton & Finger, P.A. on legal matters. Oasis Petroleum was advised by Vinson and Elkins L.L.P. on legal matters.

The following table depicts our full year 2019 guidance for capital expenditures (“CapEx”):

		2019 CapEx
DevCo	OMP Ownership(1)	Gross	Net(2)
		(In millions)
Bighorn DevCo	100%	$25 - 30	$25 - 30
Bobcat DevCo	30% - 31%	100 - 110	94 - 104
Beartooth DevCo	70%	17 - 22	12 - 15
Total CapEx		$142 - 162	$131 - 149
___________________
(1) OMP ownership reflects average estimated ownership during 2019.
(2) Net CapEx range reflects 100% of estimated expansion CapEx for Bobcat DevCo pursuant to the Capital Expenditures Arrangement. Maintenance CapEx remains split by ownership.
Highlights for 2019 include:

•	Growing distributions per unit approximately 5% each quarter — 20% annualized rate;

•	Expecting first quarter 2019 limited partner distribution coverage of approximately 1.5x and anticipate limited partner distribution coverage increasing to 1.8x - 2.0x as the year progresses;

•	Maintenance CapEx of approximately 6% to 8% of Adjusted EBITDA, which is included in total CapEx estimate;

•	Cash Interest of approximately $15 million in 2019; and

•	Adjusted EBITDA attributable to OMP of approximately $148 million to $157 million in 2019 (an increase from the November 2018 update primarily due to the Capital Expenditures Arrangement).

Operational and Financial Update
Select operational and financial statistics are in the following table:

		Three Months Ended December 31, 2018		Year Ended December 31, 2018
	OMP Ownership(1)	Gross	Net	Gross	Net
		(In millions)
Bighorn DevCo
Operating income	100%	$6.0	$6.0	$22.1	$22.1
Depreciation and amortization	100%	3.3	3.3	11.4	11.4
Total CapEx	100%	19.2	19.2	78.2	78.2
Bobcat DevCo
Operating income	25%	$19.9	$3.4	$74.3	$8.9
Depreciation and amortization	25%	2.7	0.5	9.0	1.1
Total CapEx	25%	23.7	3.5	142.6	15.4
Beartooth DevCo
Operating income	70%	$15.1	$8.2	$55.3	$24.3
Depreciation and amortization	70%	2.2	1.2	8.0	3.5
Total CapEx	70%	15.2	8.6	51.3	23.0
Total OMP
DevCo operating income		$40.9	$17.6	$151.7	$55.4
Public company expenses		0.6	0.6	3.0	3.0
OMP operating income		40.3	17.0	148.8	52.4
Depreciation and amortization		8.2	5.0	28.4	16.0
Equity-based compensation expense		0.1	0.1	0.4	0.4
Total CapEx(2)		58.1	31.3	272.1	116.6
Maintenance CapEx		1.6	1.0	6.9	2.7
Expansion CapEx		56.5	30.3	265.1	113.8
___________________
(1) OMP ownership interest as of December 31, 2018. On November 19, 2018, OMP acquired an additional 15% ownership interest in Bobcat DevCo and an additional 30% ownership interest in Beartooth DevCo. Net amounts attributable to OMP were recorded prospectively from the closing date of the dropdown acquisition on November 19, 2018.
(2) Excludes expansion capital expenditures of approximately $172.4 million for the acquisition of additional ownership interests in Bobcat DevCo and Beartooth DevCo on November 19, 2018.

The following table shows gross volumes for the full year 2018, fourth quarter 2018 actuals compared to fourth quarter 2018 guidance, and depicts OMP’s gross volumes guidance for the first quarter 2019 and full year 2019.

	Metric	FY18 Actual	4Q18 Actual	4Q18 Guidance	1Q19 Guidance	FY19 Guidance
Bighorn DevCo
Crude oil service volumes	Mbopd	43.6	45.1	40 - 46	41 - 46	44 - 48
Natural gas service volumes	MMscfpd	102.8	113.0	125 - 140	160 - 190	200 - 240
Bobcat DevCo
Crude oil service volumes	Mbopd	36.1	36.9	35 - 40	37 - 40	38 - 42
Natural gas service volumes	MMscfpd	147.7	166.8	175 - 195	220 - 240	270 - 290
Water service volumes	Mbwpd	49.4	53.9	48 - 53	47 - 50	50 - 55
Beartooth DevCo
Water service volumes	Mbwpd	137.7	151.1	105 - 120	95 - 115	95 - 115

Liquidity and CapEx
As of December 31, 2018, OMP had cash and cash equivalents of $6.6 million and $318.0 million of borrowings outstanding under its revolving credit facility with an unused borrowing capacity of $82.0 million. OMP has the flexibility to expand the aggregate commitment amount under its revolving credit facility from $400 million to $600 million, subject to certain conditions. Expansion capital expenditures attributable to OMP during the fourth quarter of 2018 of $30.3 million, which excludes expansion capital expenditures of approximately $172.4 million for OMP’s acquisition of additional ownership interests in Bobcat DevCo and Beartooth DevCo, were also in-line with expectations.
Quarterly Distribution
On February 5, 2019, the Board of Directors of the General Partner declared the quarterly distribution for the fourth quarter of 2018 of $0.45 per unit, a 20% increase from the fourth quarter of 2017 and 20% above the minimum quarterly distribution. In addition, the General Partner will receive a cash distribution of $0.1 million attributable to its incentive distribution rights related to earnings for the fourth quarter of 2018. These distributions will be paid on February 28, 2019 to unitholders of record as of February 15, 2019.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the webcast and call:

Date:	Wednesday, February 27, 2019
Time:	11:30 a.m. Central Time
Live Webcast:	https://www.webcaster4.com/Webcast/Page/1777/29263
Website:	www.oasismidstream.com
Sell-side analysts with a question may use the following dial-in:

Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	5081699

A recording of the conference call will be available beginning at 1:30 p.m. Central Time on the day of the call and will be available until Wednesday, March 6, 2019 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10128591
The conference call will also be available for replay for approximately 30 days at www.oasismidstream.com.
Contact:
Oasis Midstream Partners LP
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Partnership, including the Partnership’s capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Partnership based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the Partnership’s ability to integrate acquisitions into its existing business, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in the estimates of proved reserves and forecasted production results of the Partnership’s customers, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Partnership’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Partnership’s business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Midstream Partners LP

Oasis Midstream Partners LP is a growth-oriented, fee-based master limited partnership formed by its sponsor, Oasis Petroleum Inc. to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the crude oil and natural gas operations of Oasis Petroleum Inc. and are strategically positioned to capture volumes from other producers. For more information, please visit the Partnership’s website at www.oasismidstream.com.

OASIS MIDSTREAM PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2018	December 31, 2017
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$6,649	$883
Accounts receivable	2,481	834
Accounts receivable - Oasis Petroleum	80,805	85,818
Prepaid expenses	1,418	778
Other current assets	22	—
Total current assets	91,375	88,313
Property, plant and equipment	933,155	653,928
Less: accumulated depreciation and amortization	(62,730)	(34,348)
Total property, plant and equipment, net	870,425	619,580
Other assets	2,452	2,013
Total assets	$964,252	$709,906
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$2,180	$—
Accounts payable - Oasis Petroleum	33,014	11,638
Accrued liabilities	57,657	58,818
Accrued interest payable	442	114
Total current liabilities	93,293	70,570
Long-term debt	318,000	78,000
Asset retirement obligations	1,514	1,316
Total liabilities	412,807	149,886
Partners' Equity
Limited Partners
Common units (20,029 and 13,762 units issued and outstanding at December 31, 2018 and 2017, respectively)	192,581	167,401
Subordinated units (13,750 units issued and outstanding at December 31, 2018 and 2017)	45,937	79,173
General Partner	112	—
Total partners' equity	238,630	246,574
Non-controlling interests	312,815	313,446
Total equity	551,445	560,020
Total liabilities and equity	$964,252	$709,906

OASIS MIDSTREAM PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per unit data)
Revenues
Midstream services – Oasis Petroleum	$64,115	$52,453	$248,216	$168,205
Midstream services – third parties	1,164	458	2,604	1,973
Product sales – Oasis Petroleum	6,884	3,620	17,476	11,644
Product sales – third parties	14	352	3,327	394
Total revenues	72,177	56,883	271,623	182,216
Operating expenses
Costs of product sales	1,968	1,874	7,433	6,085
Operating and maintenance	15,322	12,544	63,123	39,441
Depreciation and amortization	8,192	4,371	28,404	15,730
General and administrative	6,401	4,729	23,897	18,597
Total operating expenses	31,883	23,518	122,857	79,853
Operating Income	40,294	33,365	148,766	102,363
Other income (expense)
Interest expense, net of capitalized interest	(1,735)	—	(2,343)	(6,965)
Other income (expense)	1	—	(14)	7
Total other expense	(1,734)	—	(2,357)	(6,958)
Income before income taxes	38,560	33,365	146,409	95,405
Income tax expense	—	—	—	(22,858)
Net income	38,560	33,365	146,409	72,547
Less: Net income prior to initial public offering	—	—	—	37,577
Net income subsequent to initial public offering	38,560	33,365	146,409	34,970
Less: Net income attributable to non-controlling interests subsequent to initial public offering	23,279	22,253	96,354	23,332
Net income attributable to Oasis Midstream Partners LP	15,281	11,112	50,055	11,638
Less: Net income attributable to General Partner	112	—	112	—
Net income attributable to limited partners	$15,169	$11,112	$49,943	$11,638
Earnings per limited partner unit
Common units - Basic and diluted	$0.54	$0.41	$1.82	$0.43
Weighted average number of limited partners units outstanding
Common units - Basic	16,740	13,628	14,504	13,566
Common units - Diluted	16,751	13,630	14,519	13,568

Non-GAAP Financial Measures

Cash Interest

Cash Interest is a supplemental non-GAAP financial measure that is used by management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Partnership defines Cash Interest as interest expense plus capitalized interest less amortization of deferred financing costs included in interest expense. Cash Interest is not a measure of interest expense as determined by United States generally accepted accounting principles, or GAAP. Management believes that the presentation of Cash Interest provides useful additional information to investors and analysts for assessing the interest charges incurred on our debt, excluding non-cash amortization, and our ability to maintain compliance with our debt covenants.

The following table presents a reconciliation of the GAAP financial measure of interest expense, net of capitalized interest, to the non-GAAP financial measure of Cash Interest for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Interest expense, net of capitalized interest	$1,735	$—	$2,343	$6,965
Capitalized interest	965	562	4,870	1,220
Amortization of deferred financing costs	(164)	(119)	(525)	(126)
Cash Interest	$2,536	$443	$6,688	$8,059
Less: Cash Interest prior to the initial public offering	—	—	—	7,603
Cash Interest attributable to Oasis Midstream Partners LP	$2,536	$443	$6,688	$456

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Partnership defines Adjusted EBITDA as earnings before interest expense (net of capitalized interest), income taxes, depreciation, amortization, equity-based compensation expenses and other similar non-cash adjustments. Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of Adjusted EBITDA provides information useful to investors and analysts for assessing the Partnership’s results of operations, financial performance and its ability to generate cash from its business operations without regard to its financing methods or capital structure, coupled with the Partnership’s ability to maintain compliance with its debt covenants. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Distributable Cash Flow (“DCF”)

DCF is a supplemental non-GAAP financial measure that is used by management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Partnership defines DCF as Adjusted EBITDA attributable to the Partnership less Cash Interest and maintenance capital expenditures attributable to the Partnership. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, system operating capacity, operating income or revenue. DCF should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of DCF provides information useful to investors and analysts for assessing the Partnership’s results of operations, financial performance and ability to generate cash from its business operations without regard to its financing methods or capital structure, coupled with the Partnerships ability to make distributions to its unitholders. The GAAP measures most directly comparable to DCF are net income and net cash provided by operating activities.

The following table presents reconciliations of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and DCF for the periods presented:

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	(In thousands)
Net income	$38,560		$33,365		$146,409		$72,547
Income tax expense	—		—		—		22,858
Depreciation and amortization	8,192		4,371		28,404		15,730
Equity-based compensation expenses	76		53		356		1,052
Interest expense, net of capitalized interest	1,735		—		2,343		6,965
Adjusted EBITDA	48,563		37,789		177,512		119,152
Less: Adjusted EBITDA prior to the initial public offering	—		—		—		79,484
Adjusted EBITDA subsequent to the initial public offering	48,563		37,789		177,512		39,668
Less: Adjusted EBITDA attributable to non-controlling interests	26,504		24,740		108,754		25,955
Adjusted EBITDA attributable to Oasis Midstream Partners LP	22,059		13,049		68,758		13,713
Cash Interest attributable to Oasis Midstream Partners LP	2,536		443		6,688		456
Maintenance capital expenditures	1,036		1,098		2,747		1,183
Distributable Cash Flow attributable to Oasis Midstream Partners LP	$18,487		$11,508		$59,323		$12,074

Net cash provided by operating activities	$48,112		$8,274		$205,012		$79,843
Current tax expense	—		—		—		17,618
Interest expense, net of capitalized interest	1,735		—		2,343		6,965
Changes in working capital	(2,038)		29,635		(30,362)		14,853
Other non-cash adjustments	754		(120)		519		(127)
Adjusted EBITDA	48,563		37,789		177,512		119,152
Less: Adjusted EBITDA prior to the initial public offering	—		—		—		79,484
Adjusted EBITDA subsequent to the initial public offering	48,563		37,789		177,512		39,668
Less: Adjusted EBITDA attributable to non-controlling interests	26,504		24,740		108,754		25,955
Adjusted EBITDA attributable to Oasis Midstream Partners LP	22,059		13,049		68,758		13,713
Cash Interest attributable to Oasis Midstream Partners LP	2,536		443		6,688		456
Maintenance capital expenditures	1,036		1,098		2,747		1,183
Distributable Cash Flow attributable to Oasis Midstream Partners LP	$18,487		$11,508		$59,323		$12,074

Distributions Declared
Limited partners	$15,208		$10,317		$49,135		$10,991
Incentive distribution rights	112		—		112		—
Total distributions	$15,320		$10,317		$49,247		$10,991

DCF coverage ratio	1.21	x	1.12	x	1.20	x	1.10	x